Exhibit 10.27

CONSENT AGREEMENT

THIS CONSENT AGREEMENT (this “Consent”) is made as of December 7, 2010, by and among WALKER & DUNLOP, LLC (the “Borrower”), BANK OF AMERICA, N.A., as credit agent (the “Credit Agent”), and the lenders party hereto (the “Lenders”).  Capitalized terms used herein without definition have the meanings specified therefor in that certain Amended and Restated Warehousing Credit and Security Agreement dated as of October 15, 2009, among the Borrowers, the Credit Agent, and the Lenders, as amended (the “Loan Agreement”).

R E C I T A L S

A.                                   The Borrower has informed the Credit Agent and the Lenders that the Partners and indirect owners of the Borrower desire to consolidate the ownership of the Borrower, through a series of transactions (collectively, the “Formation Transactions”) pursuant to (i) that certain Contribution Agreement, dated as of October 29, 2010, by and between the Company and Column Guaranteed LLC, and (ii) that certain Contribution Agreement, dated as of October 29, 2010, by and among the Company, Mallory Walker, Taylor Walker, William Walker, Howard S. Smith III, Richard Warner, Donna Mighty, Michael Yavinsky, Edward Hermes, and Deborah Wilson (collectively, the “Contribution Agreements”).  The Formation Transactions include the proposed initial public offering (the “Public Offering”) of shares of common stock, par value $0.01 per share, of Walker & Dunlop, Inc., a Maryland corporation which, upon the consummation of the Formation Transactions, will directly and indirectly own 100% of the Equity Interests in the Borrower.

B.                                     The Formation Transactions and the Public Offering are prohibited by various provisions of, or otherwise, without the consent of the Credit Agent and the Lenders, could constitute a Default or Event of Default under, the Loan Agreement and other Loan Documents. The Borrower therefore has requested that the Credit Agent and the Lenders consent to the Formation Transactions and the Public Offering.

C.                                     On and subject to the terms and conditions set forth in this Agreement, the Credit Agent and the Lenders have agreed to the Borrower’s request referred to in Recital B, above.

NOW, THEREFORE, in consideration of the agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Consent and Waiver.  On and subject to the terms and conditions set forth in this Consent, as of the date of the consummation of the Formation Transactions (but only if such consummation occurs in accordance with the terms and conditions set forth in the Contribution Agreements, without amendment or modification, by no later than December 31, 2010; such date of consummation being referred to herein as the “Formation Transactions Closing Date”), the Credit Agent and the Lenders consent to the Formation Transactions and waive any Event of Default that would occur under Sections 10.1(b) and 10.1(p) of the Loan Agreement as result of the consummation of the Formation Transactions and the Public Offering.  Such waiver is referred to herein as the “Formation Transaction Waiver.”

2.                                       Determination of Tangible Net Worth.  Notwithstanding any provision of the Loan Agreement, for the purposes of calculating the Borrower’s Tangible Net Worth at any time, there shall be eliminated the effect of any Investment (as such term is defined in the GPFA Term Loan Agreement) made in the Borrower from and after the Effective Date (including, without limitation, from or using the proceeds of the Public Offering).

3.                                       Acknowledgments by Borrower.  The Borrower acknowledges, confirms and agrees that:

(a)                                  This Consent is a Loan Document, and all references in any Loan Document to the Borrower’s Obligations shall mean and include the Obligations as amended by this Consent.

(b)                                 Except as provided herein, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and the Borrower hereby ratifies, confirms and reaffirms all and singular of the terms and conditions of the Loan Agreement and the other Loan Documents.

(c)                                  The Borrower shall promptly pay upon receipt of an invoice or statement therefor the reasonable attorneys’ fees and expenses and disbursements incurred by the Credit Agent and the Lenders in connection with this Consent and any prior matters involving the Loan.

(d)                                 The Borrower acknowledges that it has no defenses, set offs or counterclaims with respect to any of its obligations to the Credit Agent or the Lenders, and hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action whatever kind or nature, whether known or unknown, which it has or may have as of the date hereof and as of the Effective Date against the Credit Agent or any Lender, or their respective affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter connected with the Loan Agreement or the administration thereof or the obligations created thereby (including pursuant to this Consent).  The foregoing provision shall be deemed to have been restated as of the Formation Transactions Closing Date.

4.                                       Representations and Warranties.  The Borrower hereby represents and warrants to the Credit Agent and the Lenders as follows:

(a)                                  The factual matters set forth in the Recitals of this Consent are true and correct and are incorporated herein by reference.

(b)                                 No Default or Event of Default exists as of the date the Borrower executes this Consent, nor will a Default or Event of Default exist as of the Effective Date or, with respect to the Formation Transactions Waiver, as of the Formation Transactions Closing Date.

(c)                                  The representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof, and will be true and correct as of the Effective Date and as of the Formation Transactions Closing Date, except as to (i) matters which speak to a specific date, and (ii) changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(d)                                 The Borrower has the power and authority and legal right to execute, deliver and perform this Consent, has taken all necessary action to authorize the execution, delivery, and performance of this Consent, and the person executing and delivering this Consent on behalf of the Borrower  is duly authorized to do so.

(e)                                  This Consent constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(f)                                    Except as set forth on Schedule 1 attached hereto, no third party or Governmental Authority consents, waivers, approvals, or authorizations are required for the consummation of the Formation Transactions, and all such consents, waivers, approvals, and authorizations set forth on Schedule 1 either have been, or will be prior to the Formation Transactions Closing Date,  obtained or waived.

5.                                       Conditions Precedent.  This Consent shall be effective upon the satisfaction by the Borrower of, or written waiver by the Credit Agent and the Lenders of, the following conditions and any other conditions set forth in this Consent, by no later than 4:00 p.m. (Boston time) on the date of this Consent, as such time and date may be extended in writing by the Credit Agent and the Lenders, in their sole discretion (with the date, if at all, by which such conditions have been satisfied or waived being referred to herein as, the “Effective Date”), failing which this Consent and all related documents shall be null and void at the option of the Credit Agent and the Lenders:

(a)                                  Delivery by the Borrower to the Credit Agent and each Lender of the following:

(i)                                     This Consent, duly executed by the Borrower, the Credit Agent and each Lender.

(ii)                                  Complete and correct copies of the Contribution Agreements (including all exhibits and schedules thereto), and of all other documents, instruments, and agreements executed and delivered in connection therewith and the closings thereunder (collectively, the “Formation Transaction Documents”).

(iii)                               Such other documents as the Credit Agent or any Lender reasonably may require, duly executed and delivered.

(b)                                 No Default or Event of Default shall have occurred and be continuing.  This condition must also be satisfied as of the Formation Transactions Closing Date, or the Formation Transaction Waiver shall be null and void.

(c)                                  The representations and warranties of the Borrower contained in this Consent or in any document, instrument, or agreement delivered or to be delivered in connection with this Consent (i) shall have been true and correct in all material respects on the date that such representations and warranties were made, and (ii) shall be true and correct in all material respects on the Effective Date as if made on and as of such date.

(d)                                 In addition to all other expense payment and reimbursement obligations of the Borrower under the Loan Agreement and other Loan Documents, the Borrower will, promptly following their receipt of an appropriate invoice therefor, pay or reimburse the Credit Agent and each Lender for all of their respective reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and disbursements) incurred in connection with the preparation of this Consent and any other documents in connection herewith and the matters addressed in and contemplated by, this Consent.

6.                                       Miscellaneous.

(a)                                  This Consent shall be governed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) as an instrument under seal.

(b)                                 This Consent may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as originals, but each party nevertheless shall deliver original signed counterparts of this Consent to each other party, upon request.

(c)                                  This Consent constitutes the complete agreement among the Borrower, the Credit Agent, and the Lenders with respect to the subject matter of this Consent and supersedes all prior agreements and understanding relating to the subject matter of this Consent, and may not be modified, altered, or amended except in accordance with the Loan Agreement.

(d)                                 Time is of the essence with respect to all aspects of this Consent.

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Executed as a sealed instrument as of the date first above written.

WALKER & DUNLOP, LLC

By	/s/ William Walker
Name:	William Walker
Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Credit Agent and a Lender

By	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

TD BANK, N.A., as a Lender

By	/s/ William J. Olsen
Name:	William J. Olsen
Title:	Senior Vice President

Signature page to Consent Agreement

Schedule 1

Required Consents

Amended and Restated Warehousing Credit and Security Agreement, dated as of October 15, 2009, by and among Walker & Dunlop, LLC, a Delaware limited liability company, Bank of America, N.A., a national banking association, as Administrative Agent, and the Lenders set forth therein, as amended.

Amended and Restated Credit Agreement, dated as of January 30, 2009, by and among GPF Acquisition, LLC, a Delaware limited liability company, Walker & Dunlop Multifamily, Inc., a Delaware corporation, Walker & Dunlop GP, LLC, a Delaware limited liability company, Green Park Financial Limited Partnership, a District of Columbia limited partnership, W&D, Inc., a Delaware corporation, Walker & Dunlop, LLC, a Delaware limited liability company, Bank of America, N.A., a national banking association, as Administrative Agent and Collateral Agent, and the Lenders set forth therein, as amended.

Consents and approvals of governmental authorities required solely in connection with the Public Offering.